Exhibit 99.2

HENRY ENERGY LP

Consolidated Financial Statements

December 31, 2022, 2021 and 2020

(With Independent Auditor’s Report Thereon)

HENRY ENERGY LP

Independent Auditor’s Report

To the Partner of

Henry Energy LP and Subsidiaries

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Henry Energy LP and its subsidiaries (Henry Energy), which comprise the consolidated balance sheets as of December 31, 2022, 2021 and 2020, and the related consolidated statements of operations, changes in partner’s capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Henry Energy as of December 31, 2022, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Henry Energy, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Henry Energy’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued (or when applicable, one year after the date that the consolidated financial statements are available to be issued).

Weaver and Tidwell, L.L.P.
400 West Illinois Avenue, Suite 1550 | Midland, Texas 79701

Main: 432.683.5226

CPAs AND ADVISORS | WEAVER.COM

The Partner of

Henry Energy LP and Subsidiaries

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Henry Energy’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Henry Energy’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Weaver and Tidwell, L.L.P.

Midland, Texas
September 5, 2023

HENRY ENERGY LP

Consolidated Balance Sheets

(in thousands)

	December 31,
	2022	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$53,833	$37,670	$26,542
Accounts receivable, net	43,563	30,454	6,766
Affiliate receivable	830	642	1,158
Prepaid expenses and other current assets	591	170	241
Total current assets	98,817	68,936	34,707
Oil and natural gas property and equipment, based on full cost method of accounting, net	407,537	349,606	164,098
Other property and equipment, net	35,906	33,307	24,995
Right-of-use assets	7,349	—	—
Equity method investments	1,807	1,789	11,691
Other assets	1,104	526	1,853
Total assets	$552,520	$454,164	$237,344
LIABILITIES AND PARTNER’S CAPITAL
Current liabilities:
Accounts payable	$22,872	$18,129	$2,227
Accrued liabilities	11,180	13,993	34,880
Commodity derivative liability	—	1,331	—
Affiliate note payable	418	544	515
Drilling advances	2,498	16,994	4,580
Current portion of debt	1,274	1,239	—
Operating lease liability	5,190	—	—
Total current liabilities	43,432	52,230	42,202
Long-term debt, net	66,230	113,004	29,375
Other noncurrent liabilities:
Asset retirement obligation	1,439	1,509	756
Affiliate note payable	—	418	976
Operating lease liability	2,159	—	—
Total other noncurrent liabilities	3,598	1,927	1,732
Total liabilities	113,260	167,161	73,309
Commitments and contingencies
Partner’s capital:
Limited partner	435,939	283,572	160,622
Noncontrolling interests	3,321	3,431	3,413
Total partner’s capital	439,260	287,003	164,035
Total liabilities and partner’s capital	$552,520	$454,164	$237,344

The accompanying notes are an integral part of these consolidated financial statements.

HENRY ENERGY LP

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2022	2021	2020
REVENUES:
Crude oil, natural gas, and NGL sales, net	$296,245	$147,854	$55,112
Drilling and overhead fees	3,819	2,469	3,348
Water disposal fees and pipeline income	10,433	2,097	638
Affiliate service fee income	33,524	21,080	20,907
Loss on derivatives, net	(4,129)	(1,652)	—
Other income	606	15	178
Total revenues, net	340,498	171,863	80,183

OPERATING EXPENSES:
Lease operating and workover expenses	36,162	19,164	16,159
Pipeline operating expenses	5,150	112	37
Severance and ad valorem taxes	14,742	7,431	2,667
Depletion, depreciation and amortization expense	38,651	20,134	23,398
Accretion expense	132	104	57
Impairment of oil and natural gas properties	—	—	126,401
General and administrative	28,853	16,003	17,925
Total operating expenses	123,690	62,948	186,644
Income (loss) from operations	216,808	108,915	(106,461)

OTHER INCOME (EXPENSE):
Other expense	(1,066)	(825)	(46)
Interest expense	(5,394)	(2,249)	(1,101)
Interest income	3	—	1
Gain (loss) on sale of assets	51	1,369	(113)
Gain from sale of equity method investment	—	4,561	—
Income (loss) from equity method investments	(54)	1,150	(7,588)
Total other income (expense)	(6,460)	4,006	(8,847)
NET INCOME (LOSS)	210,348	112,921	(115,308)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	769	842	375
NET INCOME (LOSS) ATTRIBUTABLE TO HENRY ENERGY LP	$209,579	$112,079	$(115,683)

The accompanying notes are an integral part of these consolidated financial statements.

HENRY ENERGY LP

Consolidated Statements of Changes in Partner’s Capital

(in thousands)

	Limited Partner	Noncontrolling Interests	Total Partner’s Capital
BALANCE, JANUARY 1, 2020	$249,086	$3,160	$252,246
Contributions from parent, net	27,219	—	27,219
Contributions from noncontrolling interests	—	358	358
Distributions to noncontrolling interests	—	(480)	(480)
Net income (loss)	(115,683)	375	(115,308)
BALANCE, DECEMBER 31, 2020	160,622	3,413	164,035
Contributions from parent, net	10,871	—	10,871
Distributions to noncontrolling interests	—	(824)	(824)
Net income	112,079	842	112,921
BALANCE, DECEMBER 31, 2021	283,572	3,431	287,003
Distributions to parent, net	(57,212)	—	(57,212)
Distributions to noncontrolling interests	—	(879)	(879)
Net income	209,579	769	210,348
BALANCE, DECEMBER 31, 2022	$435,939	$3,321	$439,260

The accompanying notes are an integral part of these consolidated financial statements.

HENRY ENERGY LP

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$210,348	$112,921	$(115,308)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation and amortization	38,651	20,134	23,398
Accretion expense	132	104	57
Impairment of oil and natural gas properties	—	—	126,401
Loss on derivatives, net	4,129	1,652	—
Cash settlements on commodity derivatives	(5,460)	(2,341)	—
(Income) loss from equity method investments	54	(1,150)	7,588
Gain on sale of equity method investment	—	(4,561)
(Gain) loss on sale of assets	(51)	(1,369)	113
Changes in operating assets and liabilities:
Accounts receivable, net and affiliate receivable	(13,297)	(20,317)	(1,312)
Prepaid expenses and other current assets	(421)	70	(65)
Other assets	(578)	1,327	519
Accounts payable	7,786	13,704	1,884
Accrued liabilities	4,997	443	(934)
Drilling advances	(14,496)	12,415	(913)
Other long-term liabilities	(367)	(1,617)	(27)
Net cash provided by operating activities	231,427	131,415	41,401
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(159,143)	(93,950)	(45,380)
Acquisition of oil and natural gas properties	—	(56,632)	(653)
Acquisition of MHP, net of cash acquired	—	(84,810)	—
Proceeds from sale of oil and natural gas properties	53,941	70,088	3,488
Additions to other property and equipment	(4,616)	(11,541)	(18,144)
Proceeds from the sale of other property and equipment	—	3,244	—
Additions to equity method investments	(72)	(72)	(1,947)
Net cash used in investing activities	(109,890)	(173,673)	(62,636)
CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions (distributions) from parent, net	(57,212)	10,871	27,219
Contributions from noncontrolling interests	—	—	358
Distributions to noncontrolling interests	(879)	(824)	(480)
Proceeds from airplane note	—	16,650	—
Payments on airplane note	(1,239)	(907)	—
Payments on affiliate note payable	(544)	(529)	(515)
Payment on assumed MHP debt	—	(41,000)	—
Proceeds from senior secured credit facility	15,000	113,000	9,500
Payments on senior secured credit facility	(60,500)	(43,875)	(10,000)
Net cash provided by (used in) financing activities	(105,374)	53,386	26,082
Net increase in cash and cash equivalents	16,163	11,128	4,847
Cash and cash equivalents at beginning of year	37,670	26,542	21,695
Cash and cash equivalents at end of year	$53,833	$37,670	$26,542

The accompanying notes are an integral part of these consolidated financial statements.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Note 1. Organization and Summary of Significant Accounting Policies

Description of the Company

The consolidated financial statements and associated footnotes presented herein represent the financial statements of Henry Energy LP and subsidiaries (“Henry Energy”). The subsidiaries of Henry Energy include TAW Reserves 11C Mgmt LLC and subsidiary; Henry TAW Prod Mgmt LLC and subsidiaries; Henry Resources LLC and subsidiary; BITS Energy Mgmt LLC and subsidiary; and Moriah Henry Partners LLC.

Henry Energy is engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids (“NGLs”) in the Midland and Delaware Basins, located in Texas. In addition, Henry Energy also operates certain pipelines for the transfer of frac water and saltwater.

Basis of Presentation of Consolidated Financial Statements

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Henry Energy. Henry Energy and all wholly owned subsidiaries are considered disregarded entities for federal income tax purposes. Disregarded entities are treated similarly to consolidated subsidiaries under US GAAP, whereby the financial results are included in Henry Energy and all intercompany transactions are eliminated. As such, all subsidiaries of Henry Energy are consolidated and all intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ significantly from these estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates and assumptions include proved oil and gas reserves.

Cash and Cash Equivalents

Henry Energy considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Henry Energy maintains deposits in several financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). Henry Energy has not experienced any losses with these accounts and believe it is not exposed to any significant credit risk related to cash and cash equivalents.

Accounts Receivable

Henry Energy accounts receivable are due from purchasers of crude oil, natural gas, and NGLs or joint interest billings (“JIBs”) from non-operated working interest owners and are generally unsecured. JIBs include reimbursable costs that have either been billed and are in the process of being collected, or costs that have been advanced by Henry Energy which are awaiting approval of the working interest owners.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Henry Energy determines its allowance for each type of receivable based on the length of time the receivable is past due, its previous loss history, and the customer’s current ability to pay its obligation. Henry Energy writes off specific receivables when they become uncollectible.

Once an allowance is recorded, any subsequent payments received on such receivables are credited to the allowance. To date, Henry Energy has not experienced any pattern of credit losses and therefore has no allowance as of December 31, 2022, 2021 and 2020. Henry Energy will continually monitor the creditworthiness of its counterparties by reviewing credit ratings, financial statements, and payment history.

Affiliate Receivables

Affiliate receivables are for transactions with various related entities under common control. At any given time, this amount can either be a receivable or payable balance, and Henry Energy records the net of these amounts as either a net receivable or net payable on the consolidated balance sheets.

Equity Method Investments

Investments in non-controlled entities, over which Henry Energy has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method. In applying the equity method of accounting, the investments are initially recognized at cost and subsequently adjusted for Henry Energy’s proportionate share of earnings, losses, contributions and distributions.

Commodity Derivative Financial Instruments

Henry Energy is exposed to certain risks relating to its ongoing business operations, such as risks related to commodity prices. As such, Henry Energy uses derivative instruments primarily to manage commodity price risk.

Henry Energy enters into derivative financial instruments with respect to a portion of its oil and natural gas production to hedge future prices received. These instruments are used to manage the inherent uncertainty of future revenues resulting from commodity price volatility. These derivative financial instruments typically include financial price swaps, puts and costless price collars. Henry Energy does not hold or issue derivative financial instruments for speculative trading purposes.

All derivative instruments are recorded on the consolidated balance sheets of Henry Energy as either assets or liabilities measured at fair value. Amounts related to contracts allowed to be netted upon payment subject to a master netting arrangement with the same counterparty are reported on a net basis in the balance sheet. Henry Energy has not designated any derivative instruments as hedges for accounting purposes. Gains and losses on commodity derivative contracts are presented in the revenue section of the consolidated statements of operations of Henry Energy as a net gain or loss on commodity derivatives. Henry Energy’s cash flow is only impacted when the actual settlements under the derivative contracts result in it making a payment to or receiving a payment from the counterparty. Cash flows from all derivative activity for the periods presented appear in the operating section on the consolidated statements of cash flows.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Fair Value Measurements

Certain assets and liabilities of Henry Energy are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants. This price is commonly referred to as the “exit price.” Fair value measurements are classified according to a hierarchy that prioritizes the inputs underlying the valuation techniques and requires that assets and liabilities are classified in their entirety based on the lowest level input that is significant to the fair value measurement. This hierarchy consists of three broad levels:

•	Level 1 – Observable inputs that are based upon quoted market prices for identical assets and liabilities within active markets.

•	Level 2 – Observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

•	Level 3 – Inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Oil and Natural Gas Properties

Henry Energy uses the full-cost method of accounting for its exploration and development activities. Under this method of accounting, costs of both successful and unsuccessful exploration and development activities are capitalized as property and equipment. This includes any internal costs that are directly related to exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion of Henry Energy’s reserve quantities are sold such that it results in a significant alteration of the relationship between capitalized costs and remaining proved reserves, in which case a gain or loss is generally recognized in income.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Unevaluated Property

Oil and gas unevaluated properties and properties under development include costs that are not being depleted or amortized. These costs represent investments in unproved properties. Henry Energy excludes these costs until proved reserves are found, until it is determined that the costs are impaired or until major development projects are placed in service, at which time the costs are moved into oil and natural gas properties subject to amortization. All unproved property costs are reviewed at least annually to determine if impairment has occurred. In addition, impairment assessments are made for interim reporting periods if facts and circumstances exist that suggest impairment may have occurred. During any period in which impairment is indicated, the accumulated costs associated with the impaired property are transferred to proved properties, become part of our depletion base and become subject to the full cost ceiling limitation.

During the year ended December 31, 2022, Henry Energy transferred $26.0 million of unevaluated property to the full cost pool as a result of drilling activities. Henry Energy had no impairments of unevaluated property during the years ended December 31, 2022, 2021 and 2020.

Oil and Natural Gas Reserves

Proved oil, NGLs and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the rules established by the Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements.

Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or reduced. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

Impairment of Oil and Natural Gas Properties

Henry Energy performs a full-cost ceiling test on an annual basis. The test establishes a limit, or ceiling, on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion and amortization (“DD&A”) and the related deferred income taxes, may not exceed this ceiling. The ceiling limitation is equal to the sum of: (i) the present value of estimated future net revenues from the projected production of proved oil and gas reserves, excluding future cash outflows associated with settling asset retirement obligations accrued on the balance sheet, calculated using the average oil and natural gas sales prices received by Henry Energy as of the first trading day of each month over the preceding twelve months (such prices are held constant throughout the life of the properties) and a discount factor of 10%; (ii) the cost of unproved and unevaluated properties excluded from the costs being amortized; (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (iv) related income tax effects. If capitalized costs exceed this ceiling, the excess is charged to expense in the accompanying consolidated statements of operations.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization of capitalized drilling and development costs of producing crude oil and natural gas properties, including related support equipment and facilities, are computed using the unit-of-production method (“UOP”). The UOP calculation multiplies the percentage of estimated proved reserves produced by the cost of those reserves. The result is to recognize expense at the same pace that the reserves are estimated to be depleting. The amortization base in the UOP calculation includes the sum of proved property costs net of accumulated depletion, estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs that are not already included in oil and gas property, less related salvage value. The rates utilized under UOP are based upon quantities of recoverable crude oil and natural gas reserves, which are established based on estimates made by the external independent reserve engineers.

Asset Retirement Obligations

Henry Energy recognizes liabilities for retirement obligations associated with tangible long-lived assets, such as producing well sites when there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the consolidated balance sheets. When the assumptions used to estimate a recorded asset retirement obligation change, a revision is recorded to both the asset retirement obligation and the asset retirement cost. The asset retirement cost is depreciated over the useful life of the associated asset. Accretion of the discount on asset retirement obligations is charged to expense.

Other Property and Equipment

Other property and equipment includes buildings, pipelines, land improvements, computer and office equipment, software and an airplane. All other property and equipment is recorded at cost and depreciated using the straight line method over the following useful lives:

Years
Buildings	39
Pipeline	14
Land improvements	7 - 15
Equipment and software	3 - 7
Airplane	15

Other Assets

Other assets include costs associated with a subscription to certain geological data in potential drilling areas. Geological data is used to assess potential investment in these areas.

In addition, other assets include tubular stock, which is stated at cost using the first in, first out method of accounting. Tubular stock costs are billed to working interest owners on a monthly basis through the joint interest billing process.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Drilling Advances

Henry Energy receives advances from its contractual partners for drilling and development costs to be incurred in oil and natural gas ventures in which it serves as the operator. These advances are classified as current liabilities on the consolidated balance sheet and are expected to be utilized or relinquished within 12 months.

Revenue Recognition

Revenues include the sale of crude oil, natural gas and NGL production. Crude oil, natural gas and NGL sales are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, control has transferred and collectability of the revenue is probable. These performance obligations are satisfied at a point in time. This occurs when control is transferred to the purchaser upon delivery of contract specified production volumes at a specified point. The transaction price used to recognize revenue is a function of the contract billing terms. Taxes assessed by governmental authorities on crude oil, natural gas and NGL sales are presented separately from such revenues in the accompanying consolidated statements of operations.

In addition, revenues include drilling and overhead fees, water disposal fees and pipeline income, and service fee income. The transaction price used to recognize these revenue streams is a function of the contract billing terms.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which includes a five-step model that requires an entity to identify performance obligations in its contracts, estimate the amount of consideration to be received, allocate the consideration to each separate performance obligation, and recognize revenue as obligations are satisfied. ASU 2014-09 requires expanded disclosures surrounding revenue recognition and is intended to improve the financial reporting requirements for revenue from contracts with customers and converge these requirements with international standards. Subsequently, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), pertaining to the presentation of revenues on a gross basis (revenues presented separately from associated expenses) versus a net basis.

Oil

Sales under oil contracts of Henry Energy are generally considered performed when it sells the oil production at the wellhead and receives an agreed-upon index price, net of any price differentials. Henry Energy recognizes revenue when control transfers to the purchaser at the wellhead based on the net price received.

Natural Gas and NGLs

A control-based assessment is performed to identify whether Henry Energy is a principal or an agent in the transaction, which determines whether revenue and the related expenses are presented on a gross or net basis. Henry Energy acts as a principal in sales transactions when it has the ability to take-in-kind, which is not the case in the majority of its gas processing and transportation contracts. Henry Energy recognizes revenue on a net basis, with the gathering, processing and transportation costs associated with its arrangements being recorded as a reduction to natural gas and NGL sales in the consolidated statements of operations. Natural gas and NGL processing fees are reported as a reduction of natural gas and NGL revenues.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Drilling and Overhead Fees

Henry Energy recognizes operating revenues from drilling and producing overhead income as drilling and production occurs, services are performed, pricing is fixed or determinable and collectability of the revenue is probable.

Water Disposal Fee and Pipeline Income

Henry Energy has pipelines for the transfer of frac water and saltwater. For wells in the service area, Henry Energy will transfer the water at a certain price per barrel, recognizing an additional fee to pay for the capitalization of the pipeline. Once the water is transferred, the service is considered rendered.

Service Fee Income

Henry Energy recognizes service fee revenues over time according to the various general and administrative service contracts. Henry Energy’s service fee contracts are performed on a monthly or quarterly basis at the end of which the obligations are fulfilled and revenue is recognized. Under Henry Energy’s contracts, it performs certain services, such as accounting services, management of investments and properties and other items. Please see “—Note 17. Transactions with Affiliates” for further information.

Performance Obligations and Contract Balances

The majority of product sale commitments of Henry Energy are short-term in nature with a contractual term of one year or less. For these contracts, Henry Energy applies the practical expedient in Accounting Standards Codification (“ASC”) 606-10-50-14, which exempts entities from disclosing the transaction price allocated to remaining performance obligations, if any, if the performance obligation is part of a contract that has an original expected duration of one year or less.

For contracts with terms greater than one-year, Henry Energy does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical expedient in ASC 606-10-50-14A, which applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Henry Energy typically satisfies its performance obligations upon transfer of control and records the related revenue in the month production is delivered to the purchaser. Settlement statements for crude oil, natural gas and NGLs may not be received for 30 to 60 days after the date the volumes are delivered, and as a result, Henry Energy is required to estimate the amount of volumes delivered to the purchaser and the price that will be received from the sale of the product. Henry Energy records the difference between estimated volumes and prices for production and actual volumes and production in the month that payment is received from the purchaser. Historically, differences between revenue estimates and actual revenue received have not been significant.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Contract Balances

Henry Energy recognizes revenue after its performance obligations have been satisfied, at which point it has an unconditional right to receive payment for its activities that give rise to revenues. Therefore, the product sales contracts of Henry Energy do not give rise to contract assets or contract liabilities. Instead, the unconditional right of Henry Energy to receive consideration are presented as a receivable within “accounts receivable, net” in its consolidated balance sheet.

Income Taxes

The net taxable income of Henry Energy and any related tax credits, for United States federal income tax purposes, are deemed to pass to the partners and are included in in their respective tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision has been made in the consolidated financial statements of Henry Energy since the income tax is an obligation of the partners. Distributions are paid to partners, in part, to cover their tax liability from flow-through income from Henry Energy.

Henry Energy, and by extension its subsidiaries, are all wholly owned subsidiaries of Henry Reserves LP. For purposes of federal income tax, Henry Energy and its subsidiaries are disregarded entities and, as such, do not file individual or consolidated income tax returns but are included in the federal income tax return of Henry Reserves LP. For purposes of the Texas margin tax, Henry Energy and subsidiaries are considered members of an affiliated group, and as such, it does not file an individual margin tax report.

Leases

Prior to January 1, 2022, Henry Energy applied ASC 840, Leases to all agreements considered to be a lease. On January 1, 2022, Henry Energy adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and all subsequent amendments to the ASU (collectively, “ASC 842”), which requires the assets and liabilities that arise from leases to be recognized on the balance sheet. ASC 842 requires the lessee to recognize a lease liability equal to the present value of the lease payments and a right-of-use (“ROU”) asset representing its right to use the underlying asset for the lease term for all leases longer than 12 months.

Henry Energy has adopted the following practical expedients in ASC 842-10-65-1(f) that, upon adoption of ASC 842, allowed entities to (1) not reassess whether any expired or existing contracts are or contain leases, (2) retain the classification of leases (e.g., operating or finance lease) existing as of the date of adoption, and (3) not reassess initial direct costs for any existing lease. Adoption of the standard did not have an impact on the beginning consolidated statements of operations, consolidated statements of changes in partner’s capital or consolidated statements of cash flows of Henry Energy.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Operating lease ROU assets represent Henry Energy’s right to use an underlying asset for the lease term, and lease liabilities represent its obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. Henry Energy uses its estimated incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. The operating lease ROU asset also includes any upfront lease payments made and excludes lease incentives and initial direct costs incurred. Henry Energy has elected the practical expedients allowing (1) the short-term lease recognition exemption whereby ROU assets and lease liabilities will not be recognized for leasing arrangements with terms less than one year and (2) the combination of lease and non-lease components and expensing variable payments as rent/lease expense in the period incurred.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from allegations of improper operation of assets are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Segments

The crude oil and natural gas and production activities of Henry Energy are solely focused in the United States. Henry Energy aggregates its United States operating segments into one reporting segment, exploration and production, due to the similarity of these operations.

Noncontrolling Interests

Noncontrolling interests represent third-party ownership in the net assets of Henry Energy’s subsidiaries and are presented as a component of partner’s capital. Changes in Henry Energy’s ownership interests in subsidiaries that do not result in deconsolidation are recognized in partner’s capital.

Recent Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”). ASU 2020-04 provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. In December 2022, the FASB issued ASU 2022-06, "Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848" ("ASU 2022-06"), which defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024. Henry Energy does not believe ASU 2020-04 will have a material impact on its consolidated financial statements.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 requires that a financial asset measured at amortized cost be presented at the net amount expected to be collected. ASU 2016-13 is intended to provide more timely decision-useful information about the expected credit losses on financial instruments. In November 2019, the FASB ASU 2019-19, “Codification Improvements to Topic 326: Financial Instruments – Credit Losses”, which makes amendments to clarify the scope of the guidance, including clarification that receivables arising from operating leases are not within its scope. ASU 2016-13 is effective for annual periods beginning after December 15, 2022. Henry Energy does not believe ASU 2016-13 will have a material impact on its consolidated financial statements.

Note 2. Accounts Receivable

Components of accounts receivable include the following (in thousands):

	December 31,
	2022	2021	2020
Crude oil, natural gas and NGL sales	$28,748	$17,651	$3,608
Joint interest billings	14,815	12,803	3,158
Gross accounts receivable	43,563	30,454	6,766
Allowance for doubtful accounts	—	—	—
Net accounts receivable	$43,563	$30,454	$6,766

Note 3. Oil and Natural Gas Properties

Capitalized Costs

The following table reflects the aggregate capitalized costs associated with Henry Energy (in thousands):

	December 31,
	2022	2021	2020
Oil and natural gas properties:
Proved properties	$867,419	$746,915	$568,629
Unevaluated properties	—	26,003	—
Total oil and natural gas properties	867,419	772,918	568,629
Less: Accumulated depreciation, depletion and amortization	(459,882)	(423,312)	(404,531)
Oil and natural gas properties, net	$407,537	$349,606	$164,098

During the year ended December 31, 2020, Henry Energy recorded proved property impairments of $126.4 million. There were no proved property impairments for the years ended December 31, 2022 and 2021. Depletion expense was $36.6 million, $18.8 million and $22.6 million for the years ended December 31, 2022, 2021 and 2020, respectively.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

2021 Acquisitions

MHP Acquisition

Prior to August 31, 2021, Henry Energy held a 15.0% investment in MHP and accounted for its investment under the equity method of accounting. Please see “—Note 5. Equity Method Investments” for further information. On August 31, 2021, Henry Energy acquired the remaining 85.0% ownership interest in MHP for cash consideration of $88.9 million. As a result, MHP became a wholly owned consolidated subsidiary of Henry Energy. MHP is engaged in the exploration, development, and production of oil and natural gas primarily located in Midland and Uptown counties, Texas.

The MHP acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”), using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of MHP were recorded at their respective fair values as of the date of closing and added to those of Henry Energy. Determining the fair value of the assets and liabilities of MHP required judgment and certain assumptions to be made, the most significant of these being related to the valuation of MHP’s oil and natural gas properties. Significant judgments and assumptions included, among other things, estimates of reserve quantities, estimates of future commodity prices, expected development costs, lease operating costs, reserve risk adjustment factors and an estimate of an applicable market participant discount rate that reflected the risk of the underlying cash flow estimates. The inputs and assumptions related to the oil and natural gas properties were categorized as level 3 in the fair value hierarchy.

The following table summarizes the fair values assigned to assets acquired and liabilities assumed as of the acquisition date (in thousands):

Fair value of consideration transferred:
Cash consideration for acquisition of 85.0% interest	$88,885
Fair value of previously held interest	15,685
Total fair value of consideration transferred	$104,570

Fair value of assets acquired:
Cash and cash equivalents	$4,075
Accounts receivable, net	2,855
Oil and natural gas properties, net	143,209
Total assets acquired	$150,139

Fair value of liabilities assumed:
Accounts payable	$1,017
Accrued liabilities	1,283
Commodity derivative liability	2,020
Other current liabilities	249
Long-term debt, net	41,000
Total liabilities assumed	$45,569

Net assets acquired	$104,570

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Prior to closing on August 31, 2021, Henry Energy’s 15.0% investment in MHP had a carrying value of $11.1 million. Upon acquisition of the remaining 85.0% ownership interest, the previously held interest was remeasured at fair value, resulting in the recognition of a non-cash gain of $4.6 million in the consolidated statement of operations for the year ended December 31, 2021. The fair value measurement of the equity interest was estimated by applying the income approach. Under this approach, the fair value measurement is based on significant inputs that are not observable in the market and thus the fair value measurement is categorized within Level 3 of the fair value hierarchy. The assumptions include future cash flow projections, and a discount rate based on weighted average cost of capital.

Wildhorse Acquisition

On December 1, 2021, Henry Energy acquired working interests in certain oil and gas properties in Reeves county, Texas for total cash consideration of $56.6 million. The acquisition was accounted for as an asset acquisition in accordance with ASC 805. As a result, the cash consideration was allocated to the underlying assets acquired on a relative fair value basis. Determining the fair value of the assets and liabilities acquired requires judgment and certain assumptions to be made, the most significant of these being related to the valuation of the oil and natural gas properties. Significant judgments and assumptions included, among other things, estimates of reserve quantities, estimates of future commodity prices, expected development costs, lease operating costs, reserve risk adjustment factors and an estimate of an applicable market participant discount rate that reflected the risk of the underlying cash flow estimates. The inputs and assumptions related to the oil and natural gas properties were categorized as level 3 in the fair value hierarchy.

The following table represents the allocation of the total acquisition costs to the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Relative fair value of net assets:
Proved oil and natural gas properties	$31,983
Unproved oil and natural gas properties	26,003
Total assets acquired	$57,986

Fair value of liabilities assumed:
Suspense liability	$1,183
ARO liability acquired	171
Total liabilities assumed	$1,354

Net assets acquired	$56,632

2020 Acquisition

On May 6, 2020, Henry Energy acquired working interests in certain oil and natural gas properties in Martin county, Texas, for total cash consideration of $0.7 million. The acquisition was accounted for as an asset acquisition in accordance with ASC 805. As a result, the cash consideration was allocated to the underlying assets acquired on a relative fair value basis.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

2022 Divestitures

During the year ended December 31, 2022, Henry Energy divested various properties in Upton, Gaines and Reeves counties, Texas. The total proceeds from these divestitures was $53.9 million. The proceeds from these divestitures have been reflected as a reduction of oil and natural gas properties, with no gain or loss recognized.

2021 Divestitures

During the year ended December 31, 2021, Henry Energy divested various properties in Crockett, Crane, Loving, Martin, Midland, Upton and Winkler counties, Texas and Lea County, New Mexico. The total proceeds from these divestitures was $70.1 million. The proceeds from these divestitures have been reflected as a reduction of oil and natural gas properties, with no gain or loss recognized.

2020 Divestitures

During the year ended December 31, 2020, Henry Energy divested various properties in Pecos, Terrell and Upton counties, Texas. The total proceeds from these divestitures was $3.5 million. The proceeds from these divestitures have been reflected as a reduction of oil and natural gas properties, with no gain or loss recognized.

Note 4. Other Property and Equipment

The following table presents the other property and equipment of Henry Energy (in thousands):

	December 31,
	2022	2021	2020
Building and improvements	$5,412	$5,412	$4,764
Office furniture and equipment	3,128	3,104	3,048
Land	1,814	1,853	1,198
Pipeline	14,900	10,231	4,013
Production equipment	425	411	411
Airplane	18,588	18,588	19,744
Total property and equipment	44,267	39,599	33,178
Less: accumulated depreciation	(8,361)	(6,292)	(8,183)
Total property and equipment, net	$35,906	$33,307	$24,995

For the years ended December 31, 2022, 2021 and 2020, Henry Energy recorded depreciation expense for other property and equipment of $2.1 million, $1.4 million and $0.8 million, respectively.

Note 5. Equity Method Investments

Henry Energy owns an approximate 25.0% interest in Eagles Nest Aviation, LLC (“Eagles Nest”). Eagles Nest owns and operates an airplane hanger that is utilized by Henry Energy along with other equity owners.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

In addition, Henry Energy held a 15.0% investment in MHP at December 31, 2020. Henry Energy had the ability to exercise significant influence over operating and financial policies of MHP due to its representation on the MHP board of directors, involvement in various day to day activities and the fact it acted as operator for a significant number of MHP oil and natural gas properties. On August 31, 2021, Henry Energy acquired the remaining 85.0% of MHP. Please see “—Note 3. Oil and Natural Gas Properties” for further information regarding the acquisition of MHP.

The following table presents Henry Energy’s proportionate investment in Eagles Nest for the years ended December 31, 2022, 2021 and 2020 and Henry Energy’s proportionate investment in MHP for the years ended December 31, 2021 and 2020 only, as MHP was acquired on August 31, 2021 (in thousands):

	Year Ended December 31,
	2022	2021	2020
Investment balance, beginning of year	$1,789	$11,691	$17,332
Contributions	72	72	1,947
Acquisition of MHP	—	(11,124)	—
Income (loss) from equity investments	(54)	1,150	(7,588)
Investment balance, end of year	$1,807	$1,789	$11,691

The following tables present summarized financial information for Eagles Nest as of and for the years December 31, 2022, 2021 and 2020 and MHP as of and for the year December 31, 2020 only, in total (in thousands):

	December 31,
	2022	2021	2020
Current assets	$118	$102	$10,549
Noncurrent assets	4,741	4,757	95,064
Total assets	$4,859	$4,859	$105,613
Current liabilities	$—	$33	$34,253
Noncurrent liabilities	—	—	1,233
Total liabilities	$—	$33	$35,486
Equity	$4,859	$4,826	$70,127

	Year Ended December 31,
	2022	2021	2020
Revenue	$—	$—	$24,134
Net loss	$(214)	$(294)	$(50,008)

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Note 6. Revenue

Disaggregation of Revenue

The following table presents the disaggregation of crude oil, natural gas and NGL revenue of Henry Energy (in thousands):

	Year Ended December 31,
	2022	2021	2020
Crude oil	$253,390	$125,162	$50,138
Natural gas and NGL sales	42,855	22,692	4,974
Total crude oil, natural gas and NGL sales, net	$296,245	$147,854	$55,112

Receivable Balances

At December 31, 2022, 2021 and 2020, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers was $28.0 million, $17.5 million and $3.6 million, respectively. As of January 1, 2020, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers was $3.4 million.

Note 7. Derivative Financial Instruments

Commodity Derivatives

In conjunction with the MHP Acquisition, Henry Energy assumed various crude oil and natural gas derivatives instruments. These derivative instruments were initially recognized at fair value and subsequently settled over the contract terms through the remainder of 2021 and the year ended December 31, 2022. As of December 31, 2022 and 2020, Henry Energy did not have any open derivative positions.

Derivative Gains and Losses

Cash receipts and payments reflect the gains or losses on derivative contracts which matured during the applicable period, calculated as the difference between the contract price and the market settlement price of matured contracts. The derivative contracts of Henry Energy are settled based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on the New York Mercantile Exchange (“NYMEX”) West Texas Intermediate pricing and natural gas derivative settlements based primarily on NYMEX Henry Hub pricing. Non-cash gains and losses represent the change in fair value of derivative instruments which continued to be held at period end and the reversal of previously recognized non-cash gains or losses on derivative contracts that matured during the period.

The following table summarizes the commodity derivative activity of Henry Energy (in thousands):

	Year Ended December 31,
	2022	2021
Cash paid on derivatives	$(5,460)	$(2,341)
Non-cash gain on derivatives	1,331	689
Loss on derivatives, net	$(4,129)	$(1,652)

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Financial Statement Presentation

All derivative financial instruments are recognized at their current fair value as either assets or liabilities in the consolidated balance sheets. Henry Energy determines the current and long-term classification based on the timing of expected future cash flows of individual trades. Amounts related to contracts allowed to be netted upon payment subject to a master netting arrangement with the same counterparty are reported on a net basis in the consolidated balance sheets.

The following table presents the fair value of the commodity derivative instruments of Henry Energy on a gross basis and on a net basis as presented in the consolidated balance sheets as of December 31, 2021 (in thousands):

	December 31, 2021
	Gross Fair Value	Amounts Netted	Net Fair Value
Commodity derivative assets:
Commodity derivative asset, current	$535	$(535)	$—
Commodity derivative asset, noncurrent	—	—	—
Total commodity derivative assets	$535	$(535)	$—
Commodity derivative liabilities:
Commodity derivative liability, current	$(1,866)	$535	$(1,331)
Commodity derivative liability, noncurrent	—	—	—
Total commodity derivative liabilities	$(1,866)	$535	$(1,331)

Note 8. Asset Retirement Obligations

The following table presents changes in asset retirement obligations of Henry Energy (in thousands):

	Year Ended December 31,
	2022	2021	2020
Asset retirement obligations at beginning of year	$1,509	$756	$525
Liabilities incurred and assumed through acquisitions	188	2,025	199
Liabilities settled and divested	(367)	(1,368)	(27)
Revision of estimated obligation	(23)	(8)	2
Accretion expense on discounted obligation	132	104	57
Asset retirement obligations at end of year	$1,439	$1,509	$756

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Note 9. Debt and Related Expenses

The following table presents the outstanding debt and related expenses of Henry Energy (in thousands):

	December 31,
	2022	2021	2020
Senior Secured Credit Facility	$53,000	$98,500	$29,375
Airplane Note	14,504	15,743	—
Total debt, including current portion	67,504	114,243	29,375
Less: current portion of debt	1,274	1,239	—
Long-term debt, net	$66,230	$113,004	$29,375

Debt maturities as of December 31, 2022, including current portion, are as follows (in thousands):

2023	$1,274
2024	54,310
2025	1,347
2026	10,573
Total	$67,504

Senior Secured Credit Facility

On May 10, 2016, Henry Energy, as borrower, and InterBank, as lender, entered into a loan agreement (“Senior Secured Credit Facility”). Henry Energy Exploration LP and Henry Reserves LP are jointly and severally liable for the Senior Secured Credit Facility. The Senior Secured Credit Facility is secured by a first lien on at least 80.0% of the proved developed producing and proved developed nonproducing oil and natural gas properties of Henry Energy, Henry Exploration LP and Henry Reserves LP. The Senior Secured Credit Facility had an initial borrowing base of $35.0 million and a maturity date of June 1, 2018. The borrowing base is subject to annual redeterminations on or about April 1 of each year, subject to the various amendments to the Senior Secured Credit Facility, as discussed below.

On September 18, 2020, Henry Energy entered into the Sixth Amendment to the Senior Secured Credit Facility (“Sixth Amendment”). The Sixth Amendment extended the maturity date to June 1, 2022 and reaffirmed the borrowing base at $50.0 million.

On March 17, 2021, Henry Energy entered into the Seventh Amendment to the Senior Secured Credit Facility (“Seventh Amendment”). The Seventh Amendment updated scheduled redeterminations of the borrowing base to be annually on or about June 1 of each year and required Henry Energy to provide an engineering report from an independent petroleum engineering firm acceptable to InterBank by May 1 of each year.

On June 1, 2021, Henry Energy entered into the Eighth Amendment to the Senior Secured Credit Facility (“Eighth Amendment”). The Eighth Amendment extended the maturity date to June 1, 2023, reaffirmed the borrowing base at $50.0 million, and added oil and natural gas properties in Reeves and Upton counties, Texas, into the first lien requirements.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

On August 30, 2021, Henry Energy entered into the Ninth Amendment to the Senior Secured Credit Facility (“Ninth Amendment”). The Ninth Amendment increased the borrowing base to $100.0 million until March 31, 2022, when the borrowing base would decrease to $75.0 million, and added Henry TAW LP as a limited guarantor of up to $30.0 million in borrowings under the Senior Secured Credit Facility.

On January 14, 2022, Henry Energy entered into the Tenth Amendment to the Senior Secured Credit Facility (“Tenth Amendment”). The Tenth Amendment increased the borrowing base to $115.0 million and removed the automatic downward redetermination on March 1, 2022 from the Ninth Amendment.

On July 12, 2022, Henry Energy entered into the Eleventh Amendment to the Senior Secured Credit Facility (“Eleventh Amendment”). The Eleventh Amendment reaffirmed the borrowing base at $115.0 million, extended the maturity date to June 1, 2024, and from June 1, 2022 to June 1, 2023, temporarily waived the requirement Henry Energy provide a first lien on at least 80.0% of its proved developed producing and proved developed nonproducing oil and natural gas properties.

On December 20, 2022, Henry Energy entered into the Twelfth Amendment to the Senior Secured Credit Facility (“Twelfth Amendment”). The Twelfth Amendment reduced the borrowing base to $100.0 million and updated the annual redetermination to be on March 15 of each year.

As of December 31, 2022, the Senior Secured Credit Facility has a borrowing base of $100.0 million and matures on June 1, 2024. As of December 31, 2022, Henry Energy had $53.0 million in outstanding borrowings under the Senior Secured Credit Facility. Amounts borrowed under the Senior Secured Credit Facility bear interest, payable quarterly, at a floating rate per annum equal to the Prime Rate, a per annum rate of interest equal to the base rate on corporate loans posted by at least seventy percent (70.0%) of the ten largest U.S. banks plus 0.5%. The effective interest rate for the Senior Secured Credit Facility was 5.3%, 3.8% and 4.1% during the years ended December 31, 2022, 2021 and 2020, respectively.

In addition to interest on outstanding borrowings, a one-eighth of one percent unused commitment fee is due quarterly, calculated on the difference between the commitment amount and total outstanding borrowings.

The Senior Secured Credit Facility contains various covenants that restrict Henry Energy’s indebtedness, limits its ability to create liens securing certain indebtedness, make restricted payments and make or permit investments, among other matters. These covenants are subject to a number of important exceptions and qualifications.

Airplane Note

On March 11, 2021, Henry Energy entered into a loan and security agreement with JP Morgan Chase Bank, N.A., maturing in March 2026 on a 60-month term for $16.7 million to finance the acquisition of an airplane (“Airplane Note”). The Airplane Note is an amortizing loan with monthly payments of $0.1 million and a lump sum payment of $10.4 million due on March 11, 2026. The Airplane Note has a stated interest rate of 2.8%. As of December 31, 2022 and 2021, Henry Energy had an outstanding balance of $14.5 million and $15.7 million, respectively, on the Airplane Note.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Note 10. Affiliate Note Payable

On August 15, 2018, Henry Energy entered into a promissory note with an affiliate (“Affiliate Note”) for the purpose of acquiring oil and gas interests. The Affiliate Note requires quarterly payments of principal and accrued interest at a rate of 2.8% and matures on July 1, 2023. The Affiliate Note is unsecured and had a balance of $0.4 million, $1.0 million and $1.5 million at December 31, 2022, 2021 and 2020, respectively. Interest expense on the Affiliate Note was $0.1 million for each of the years ended December 31, 2022, 2021 and 2020.

Note 11. Leases

Adoption of ASC 842

Henry Energy adopted ASC 842 as of January 1, 2022, using the modified retrospective transition approach. Comparative periods have been presented in accordance with ASC 840 and do not include any retrospective adjustments to reflect the adoption of ASC 842. In accordance with ASC 842, Henry Energy records a ROU asset and corresponding liability on the consolidated balance sheets for all operating with a lease term in excess of 12 months.

Henry Energy has elected the accounting policy election as described in ASC 842-20-25-2 to not apply the recognition requirements within ASC 842 to short-term leases for all applicable asset classes. Henry also elected the discount rate practical expedient to apply the risk-free treasury rate for all asset classes.

Lease Recognition

Henry Energy was required to make certain significant assumptions and judgments in determining its right-of-use asset and lease liability balances. First was the determination of whether a contract contains a lease. Henry Energy believes an identified asset that is physically distinct, and for which the supplier does not have substantive substitution rights, along with whether it has the right to control the underlying asset, are indicators of a lease arrangement. Additionally, Henry Energy reviewed the lease terms and considered whether it is reasonably certain to extend leases or exercise purchase options. For options to renew that Henry Energy is reasonably certain to exercise, these costs are recognized as part of the right-of-use assets and lease liabilities.

Henry Energy’s right-of-use operating lease assets are primarily for certain leases related to compressors, gas treaters and vehicles related to the exploration, development and production of oil and natural gas. The vehicle leases are considered finance leases under ASC 842. However, as the amounts of such finance leases are immaterial, vehicle leases are recorded within operating leases in the consolidated balance sheet. Henry Energy’s lease agreements do not contain any material residual value guarantees or restrictive covenants.

Short-term leases are variable costs included in “general and administrative” and “lease operating and workover expenses” in the consolidated statements of operations. The lease costs of Henry Energy were as follows for the year ended December 31, 2022 (in thousands):

Operating lease cost	$5,149
Short term costs	9,697
Variable lease cost	1,036
Total lease costs	$15,882

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

The following table presents additional lease information of Henry Energy for the year ended December 31, 2022:

Operating cash flows for operating leases	$5,149
Right-of-use assets obtained in exchange for operating lease liabilities	$12,408
Weighted-average remaining lease term (years) — operating	1.6
Weighted-average discount rate — operating	1.0%

The following table presents the maturity analysis of Henry Energy as of December 31, 2022 for leases expiring in each of the next 5 years and thereafter.

2023	$5,241
2024	2,111
2025	54
2026	9
2027	—
Thereafter	—
Total lease payments	7,415
Less: interest	(66)
Present value of lease liabilities	$7,349

Note 12. Fair Value Measurements

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets of Henry Energy are reported at fair value on a nonrecurring basis in the consolidated financial statements. The following methods and assumptions were used to estimate the fair values for those assets.

Asset retirement obligations – The fair value of asset retirement obligations is estimated using discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation, estimated plugging and abandonment costs, timing of remediation, the credit-adjusted risk-free rate and inflation rate. Significant unobservable inputs (level 3) utilized in the determination of asset retirement obligations include estimated plugging and abandonment costs of approximately $0.1 million per well, the timing of remediation, which is estimated based on the aggregate average useful life of Henry’s Energy’s wells, and the credit adjusted risk free rate, which was estimated at approximately 9.0% at December 31, 2022.

Acquisition date fair value – Under ASC 805, the assets and liabilities of acquisitions are recorded at their respective fair values as of the date of closing and added to those of Henry Energy. Determining the fair value of the assets acquired and liabilities assumed requires judgment and certain assumptions to be made. These inputs and assumptions related to the oil and natural gas properties were categorized as level 3 in the fair value hierarchy. Please see “—Note 3. Oil and Natural Gas Properties” for further information regarding acquisition activity during the years ended December 31, 2022, 2021 and 2020 and significant assumptions and judgements made regarding the estimated acquisition date fair values.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Note 13. Partner’s Capital

Henry Reserves LP is the sole limited partner of Henry Energy and Henry Energy Mgmt LLC (“HEM”) serves as the general partner. HEM has full and exclusive authority to manage and control the business and affairs of Henry Energy, to make all decisions, and perform any and all other activities customary or incident to the management of Henry Energy’s business.

No limited partner will be personally liable for all or part of the debts, liabilities or other obligations of Henry Energy. No limited partner will have the right to withdraw from Henry Energy or to receive a return of its contributions until Henry Energy is terminated and its affairs wound up.

Note 14. Commitments and Contingencies

Environmental Remediation

Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the operations and the cost of crude oil and natural gas exploration, development, and production operations of Henry Energy. Henry Energy does not anticipate that it will be required in the near future to expend significant amounts for compliance with such federal, state and local laws and regulations, and therefore, no amounts have been accrued for such purposes.

Litigation

Henry Energy is involved in various legal proceedings including, but not limited to, commercial disputes, claims from royalty and surface owners, property damage claims, personal injury claims, regulatory compliance matters, disputes with tax authorities and other matters. While the outcome of these legal matters cannot be predicted with certainty, Henry Energy does not expect any such matters to have a material effect on its financial condition, results of operations or cash flows.

Note 15. Retirement Plan

Henry Energy provides a 401(k) Plan (the “Plan”) for the benefit of its employees. Henry Energy provides a discretionary match of the first 6.0% of the employee’s contribution. Employees are eligible to participate in the Plan on the first day of the month following employment. The matching contribution is discretionary and is subject to annual review, adjustment and certain limitations. During the years ended December 31, 2022, 2021 and 2020, Henry Energy contributed a total of $0.6 million, $0.5 million and $0.5 million, respectively, to the Plan in matching contributions.

Note 16. Concentrations of Credit Risk

Henry Energy is subject to credit risk resulting from the concentration of its crude oil, natural gas and NGL receivables with significant purchasers. Receivables from purchasers are generally unsecured as Henry Energy does not require collateral. Henry Energy does not believe the loss of any single purchaser would materially impact its financial position, results of operations, or cash flows as crude oil, natural gas and NGLs are fungible products with well-established markets and numerous purchasers in its areas of operations. For the years ended December 31, 2022, 2021 and 2020, Henry Energy has experienced no such credit losses.

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

For the years ended December 31, 2022, 2021, and 2020, parties that accounted for 10.0% or more of gross receipts were as follows:

	For the year ended December 31,
Purchasers greater than 10%	2022	2021	2020
Amid Energy Products Supply	38.9%	22.6%	14.6%
Enlink Midstream Partners	14.3%	32.3%	44.0%
LPC Crude Oil Marketing	11.3%	*	*
Plains Marketing	*	11.5%	15.9%
Rio Energy International	10.2%	*	*
Trafigura US	*	11.1%	10.1%

*Oil and natural gas receipts less than 10.0% for the period indicated

Derivative financial instruments may expose Henry Energy to market and credit risks and, at times, be concentrated with certain counterparties. The credit worthiness of the counterparties is subject to continual review. Henry Energy also has netting arrangements in place with counterparties to reduce its credit exposure. Henry Energy has not historically experienced any losses from such instruments.

Henry Energy maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. Henry Energy has not experienced any losses related to amounts in excess of FDIC limits and believes it is not exposed to significant credit risk in this area.

Note 17. Transactions with Affiliates

Oil and Natural Gas Operations

Certain affiliates of Henry Energy as well as employees participate in wells operated by it. Henry Energy invoices these affiliates for drilling and completion, lease operating costs and other related expenses and service and incentive fees.

During the years ended December 31, 2022, 2021 and 2020, these affiliates were invoiced the following amounts (in thousands):

	Year Ended December 31,
	2022	2021	2020
Henry Reserves	$6,801	$11,100	$14,301
Henry TAW LP	452	2,775	4,001
Davlin LLC	980	764	38
DSD, LTD	100	75	50
Henry Exploration LP	—	3	8
Challenger Crude, LTD	20	—	1
Henry Heirs LTD	1	—	1
Moriah Henry Partners LLC	—	23,956	9,960
Henry Production LLC	1	—	11
Employee participants and affiliated companies	7,499	5,625	1,609
Total	$15,854	$44,298	$29,980

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Henry Energy has received reimbursement for all amounts shown above, with the exception of certain amounts reflected as affiliate receivables on the consolidated balance sheet. Affiliate receivables were $0.8 million, $0.6 million and $1.2 million at December 31, 2022, 2021 and 2020, respectively.

Henry Energy receives revenue earned by its oil and natural gas properties and distributes such revenues to the various working interest owners. Certain affiliates and employees of Henry Energy receive a portion of these revenue distributions. During the years ended December 31, 2022, 2021 and 2020, these affiliates received revenue distributions in the following amounts (in thousands):

	Year Ended December 31,
	2022	2021	2020
Davlin LLC	$2,921	$899	$—
Moriah Henry Partners LLC	—	19,179	20,159
Employee participants and affiliated companies	13,556	4,440	1,055
Total	$16,477	$24,518	$21,214

Affiliate Service Fee Income

For the years ended December 31, 2022, 2021 and 2020, Henry Energy entered into two separate agreements (“G&A Agreements”) with Henry Reserves LP and Henry TAW LP. These G&A Agreements were both entered into to pay all the general and administrative expenses of Henry Reserves LP and Henry Taw LP. These expenses include accounting fees, bank fees, consulting fees, interest charges, payroll expenses and other expenses as outlined in the G&A Agreements. In return, Henry Energy will receive a monthly fee based upon predetermined rates. The affiliate service fee income is presented net of interest expense paid by Henry Energy. For the years ended December 31, 2022, 2021 and 2020, Henry Energy recorded $33.5 million, $21.1 million and $20.9 million of affiliate service fee income in the consolidated statements of operations.

Note 18. Supplemental Disclosures to Consolidated Financial Statements

Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated (in thousands):

	December 31,
	2022	2021	2020
Accrued oil and natural gas capital expenditures	$3,215	$11,025	$33,639
Accrued lease operating and workover expenses	7,965	2,968	1,241
Total accrued liabilities	$11,180	$13,993	$34,880

HENRY ENERGY LP

Notes to Consolidated Financial Statements

December 31, 2022, 2021 and 2020

Supplemental Cash Flow Information

The following table provides certain supplemental cash flow information for the periods indicated (in thousands):

	December 31,
	2022	2021	2020
Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,394	$2,249	$1,101
Supplemental Disclosure of Non- Cash Information:
Additions to oil and natural gas properties included in accounts payable and accrued liabilities	$7,810	$22,614	$3,259
Revisions and additions to asset retirement obligations, net	$165	$2,017	$201
Non-Cash Financing Activities:
Assumption of MHP debt	$—	$41,000	$—
ROU assets obtained in exchange for operating lease liabilities	$12,408	—	—

Note 19. Subsequent Events

In preparing the accompanying consolidated financial statements of Henry Energy, management has evaluated all subsequent events and transactions for potential recognition or disclosure through September 5, 2023, the date the consolidated financial statements of Henry Energy were available for issuance.

Subsequent to December 31, 2022, the following events and transactions have occurred:

•	On April 1, 2023, Henry Energy entered into the Thirteenth Amendment to the Senior Secured Credit Facility (“Thirteenth Amendment”). The Thirteenth Amendment reduced the borrowing base to $50.0 million, updated the annual redetermination to be on June 1 of each year, and extended the maturity date to June 1, 2025.

•	On July 1, 2023, Henry Energy paid the balance of the Affiliate Note in full, including accrued interest.

•	As of August 31, 2023, Henry Energy had reduced the outstanding balance of the Senior Secured Credit Facility to approximately $10.0 million.

HENRY ENERGY LP

Supplemental Oil and Natural Gas Information (Unaudited)

December 31, 2022, 2021 and 2020

Note 20. Supplemental Oil and Natural Gas Information (Unaudited)

As of and for the year ended December 31, 2020, Henry Energy held an investment in MHP, which was accounted for using the equity method of accounting. During 2021, Henry Energy purchased all of MHP, ceased utilizing the equity method of accounting, and consolidated MHP. As such, the below table presents the proportionate interest held by Henry Energy in MHP under the equity method of accounting for the year ended December 31, 2020 only. For the years ended December 31, 2022 and 2021, MHP is included within the information presented for Henry Energy on a consolidated basis.

The following tables provide an analysis of the changes in estimated proved reserve quantities of oil and natural gas for the years ended December 31, 2022, 2021 and 2020, all of which are located within the United States:

	Year ended December 31, 2022
	Oil	Natural Gas	Liquids*	Total
Henry Energy Consolidated	(Bbl)	(Mcf)	(Bbl)	Boe
Proved reserves as of December 31, 2021	28,909,284	88,558,792	—	43,669,083
Revisions of previous estimates	(1,560,073)	353,764	—	(1,501,112)
Extensions, discoveries and other additions	4,707,235	15,134,281	—	7,229,615
Production	(2,688,475)	(5,789,290)	—	(3,653,356)
Sales of minerals in place	(3,069,186)	(11,707,321)	—	(5,020,407)
Purchase of minerals in place	22,591	62,166	—	32,952
Proved reserves as of December 31, 2022	26,321,376	86,612,392	—	40,756,775
Proved developed reserves
Beginning of year	11,356,719	36,572,681	—	17,452,167
End of year	12,690,754	49,396,854	—	20,923,563
Proved undeveloped reserves
Beginning of year	17,552,565	51,986,111	—	26,216,916
End of year	13,630,622	37,215,538	—	19,833,212

HENRY ENERGY LP

Supplemental Oil and Natural Gas Information (Unaudited)

December 31, 2022, 2021 and 2020

	Year ended December 31, 2021
	Oil	Natural Gas	Liquids*	Total
Henry Energy Consolidated	(Bbl)	(Mcf)	(Bbl)	Boe
Proved reserves as of December 31, 2020	13,538,013	39,947,132	—	20,195,868
Revisions of previous estimates	(189,100)	4,834,925	—	616,721
Extensions, discoveries and other additions	9,759,232	26,284,050	—	14,139,907
Production	(1,858,616)	(4,088,657)	—	(2,540,059)
Sales of minerals in place	(3,129,969)	(12,944,651)	—	(5,287,410)
Purchase of minerals in place	10,789,724	34,525,993	—	16,544,056
Proved reserves as of December 31, 2021	28,909,284	88,558,792	—	43,669,083
Proved developed reserves
Beginning of year	9,249,662	28,786,705	—	14,047,446
End of year	11,356,719	36,572,681	—	17,452,167
Proved undeveloped reserves
Beginning of year	4,288,351	11,160,427	—	6,148,422
End of year	17,552,565	51,986,111	—	26,216,916

HENRY ENERGY LP

Supplemental Oil and Natural Gas Information (Unaudited)

December 31, 2022, 2021 and 2020

	Year ended December 31, 2020
	Oil	Natural Gas	Liquids*	Total
	(Bbl)	(Mcf)	(Bbl)	Boe
Henry Energy Consolidated
Proved reserves as of December 31, 2019	18,339,076	50,618,960	—	26,775,569
Revisions of previous estimates	(5,305,437)	(12,986,178)	—	(7,469,800)
Extensions, discoveries and other additions	1,750,250	4,781,219	—	2,547,120
Production	(1,245,876)	(2,466,869)	—	(1,657,021)
Sales of minerals in place	—	—	—	—
Purchase of minerals in place	—	—	—	—
Proved reserves as of December 31, 2020	13,538,013	39,947,132	—	20,195,868

Equity Affiliate – MHP
Proved reserves as of December 31, 2019	1,671,925	4,839,083	—	2,478,439
Revisions of previous estimates	(636,647)	(1,701,761)	—	(920,275)
Extensions, discoveries and other additions	—	—	—	—
Production	(79,505)	(141,454)	—	(103,080)
Sales of minerals in place	—	—	—	—
Purchase of minerals in place	—	—	—	—
Proved reserves as of December 31, 2020	955,773	2,995,868	—	1,455,084

Henry Energy Consolidated
Proved developed reserves
Beginning of year	9,317,078	29,846,291	—	14,291,459
End of year	9,249,662	28,786,705	—	14,047,446
Proved undeveloped reserves
Beginning of year	9,021,998	20,772,669	—	12,484,110
End of year	4,288,351	11,160,427	—	6,148,422

*Henry Energy has not historically separately reported reserve quantities for liquids

For the year ended December 31, 2022, extensions, discoveries and other additions resulted primarily from 15 new wells drilled for 2,106,166 Boe and 18 new proved undeveloped locations for 5,123,362 Boe.

For the year ended December 31, 2021, extensions, discoveries and other additions resulted primarily from 6 new wells drilled for 1,143,250 BOE and 29 new proved undeveloped locations for 12,263,774 Boe.

HENRY ENERGY LP

Supplemental Oil and Natural Gas Information (Unaudited)

December 31, 2022, 2021 and 2020

For the year ended December 31, 2020, extensions, discoveries and other additions resulted primarily from 5 new wells drilled for 1,105,047 Boe and 3 new proved undeveloped locations for 779,087 Boe. Revisions for the year ended December 31, 2020 were largely driven by lower commodity prices during the year. Lower commodity prices decrease the overall value of reserves along with the amount of economically recoverable reserves quantities.

Standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month spot prices prior to the end of the reporting period. These prices as of December 31, 2022, 2021 and 2020 were $93.67, $66.56 and $39.57 per barrel of oil and $6.36, $3.60 and $1.99 per MMBtu of natural gas, respectively.

The estimated realized prices used in computing Henry Energy’s reserves as of December 31, 2022 were as follows: (i) $92.73 per barrel of oil, and (ii) $8.40 per Mcf of natural gas. The estimated realized prices used in computing Henry Energy’s reserves as of December 31, 2021 were as follows: (i) $65.38 per barrel of oil, and (ii) $5.25 per Mcf of natural gas. The estimated realized prices used in computing the Henry Energy’s reserves as of December 31, 2020 were as follows: (i) $38.42 per barrel of oil, and (ii) $2.87 per Mcf of natural gas.

All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. Any effect from Henry Energy’s commodity hedges is excluded. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses would have been computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil and natural gas reserves, less the tax basis of the oil and natural gas properties of Henry Energy. The estimated future net cash flows are then discounted at a rate of 10.0%.

As of and for the year ended December 31, 2020, Henry Energy held an investment in MHP, which was accounted for using the equity method of accounting. During 2021, Henry Energy purchased all of MHP, ceased utilizing the equity method of accounting, and consolidated MHP. As such, the below tables present the proportionate interest held by Henry Energy in MHP under the equity method of accounting for the year ended December 31, 2020 only. For the years ended December 31, 2022 and 2021, MHP is included within the information presented for Henry Energy on a consolidated basis.

HENRY ENERGY LP

Supplemental Oil and Natural Gas Information (Unaudited)

December 31, 2022, 2021 and 2020

The following table presents the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods presented (in thousands):

	December 31,
	2022	2021	2020
Future cash inflows	$3,168,036	$2,354,825	$681,845
Future production costs	(768,534)	(634,760)	(277,141)
Future development and abandonment costs	(307,979)	(268,196)	(87,191)
Future income taxes	(16,632)	(12,363)	(3,580)
Future net cash flows	2,074,891	1,439,506	313,933
10% annual discount for estimated timing of cash flows	(1,021,177)	(709,648)	(141,317)
Standardized measure of discounted future net cash flows	$1,053,714	$729,858	$172,616

It is not intended that the FASB's standardized measure of discounted future net cash flows represent the fair market value of the proved reserves of Henry Energy. Henry Energy cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10.0% discount rate is arbitrary. In addition, prices and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

HENRY ENERGY LP

Supplemental Oil and Natural Gas Information (Unaudited)

December 31, 2022, 2021 and 2020

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods presented:

	Year Ended December 31,
	2022	2021	2020
Standardized measure of discounted future net cash flows at January 1	$729,858	$172,616	$295,084
Net change in prices and production costs	439,859	243,352	(106,415)
Changes in estimated future development and abandonment costs	(39,818)	17,697	4,123
Sales of crude oil and natural gas produced, net of production costs	(249,624)	(120,401)	(38,305)
Extensions, discoveries and improved recoveries, less related costs	160,439	189,585	23,325
Purchases (sales) of minerals in place, net	(78,262)	183,797	—
Revisions of previous quantity estimates	(25,671)	21,507	(73,343)
Development costs incurred during the period	69,721	15,938	30,680
Change in income taxes	(2,206)	(4,501)	1,321
Accretion of discount	73,616	16,388	29,309
Change in timing of estimated future production and other	(24,198)	(6,120)	6,837
Net change	323,856	557,242	(122,468)
Standardized measure of discounted future net cash flows at December 31	$1,053,714	$729,858	$172,616

Estimates of economically recoverable oil and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.